Exhibit 99.1

Expion360 Reports Third Quarter 2023 Results

REDMOND, OR. November 9, 2023, Expion360, Inc. (NASDAQ: XPON), an industry leader in lithium-ion battery power storage solutions, reported results for the three months ended September 30, 2023. All third quarter 2023 comparisons are to the same year-ago period unless otherwise noted.

Q3 2023 Financial Highlights

·	Revenues totaled $1.9 million, up 10% sequentially and up 37% from the same year-ago period.
·	Gross profit increased 17% to $473,000.
·	Net loss totaled $1.8 million compared to a loss of $1.3 million in the same year-ago quarter as the company continued to invest in new product development and launches.

Q3 2023 Operational Highlights

·	Expanded sales and distribution partnership with Meyer Distributing, a leading national marketer and distributor of automotive and RV specialty products. Meyer’s distribution network includes more than 90 warehousing facilities across the U.S. and Canada that service thousands of customers and hundreds of dealers.
·	Expion360 Li-ion batteries are now available through more than 300 dealers, wholesalers, private-label customers and OEMs nationwide, up from 213 at the end 2022.
·	Advanced the company’s industry leadership and competitiveness with introduction of new 12 Volt 450 Ah e360 SmartTalk™ lithium iron phosphate (LiFePO4) battery based on breakthrough cell technology that increases energy density by more than 32 percent versus traditional 3.4 Ah 26650 cells.
·	Strengthened corporate governance with appointment of tech industry veteran, innovator and business leader, Tien Q. Nguyen, to the board of directors. He brings to Expion360 more than 30 years of entrepreneurial and senior-level experience driving innovation in electrical technology, including product financing, engineering, development, and commercialization.
·	Continued to elevate the Expion360 brand by exhibiting the company’s e360 lithium-ion (Li-ion) battery power solutions at the RV Dealer Open House, the world’s largest RV dealer show held in Elkhart, Indiana. E360 batteries were demonstrated at a number of OEM customer booths, including Chinook RV and Imperial Outdoors.
·	Expion360 e360 lithium-ion were featured on the award-winning automotive television program, Motorhead Garage, which was broadcast across the U.S. and Canada.

Subsequent Event

In October, Expion360 has started working with Renewable Energy Products Manufacturing Corp. (REPM), a pioneer in sustainable home and commercial solar technology and installations, to offer Expion360’s new home and commercial e360™ energy storage solutions to REPM’s customers. The offering will begin with the launch of a pilot program, with installations expected to start in the first quarter of 2024.

Following the successful completion of the pilot program, the Expion360 energy storage solution will be made available to REPM’s expanding installation pipeline across the U.S.

The transformative energy storage solution aims to optimize efficiency and sustainability, and enable home and business owners to benefit from having their own ‘micro-grid’ of stored energy.

Management Commentary

“In Q3, we generated our fourth consecutive quarter of revenue growth, largely due to our expanded product offerings and distribution network, as well as increased OEM market penetration,” stated Brian Schaffner, CEO of Expion360. “We are using the current recreational vehicle downturn to press forward our advantage by focusing on safety, quality, service and innovation. Our revenue is up quarter over quarter while the current RV market is expected to ship half the number of units as they did in 2021.

“As anticipated, our Li-ion battery business for RVs was impacted by the lower sales of such vehicles industry-wide, as increased interest rates slowed the loan market and associated RV activity. For our newest vertical for light electric vehicles (LEVs), we expect golf cart battery sales to continue to progress with upward momentum as more installers test and begin using our newly introduced 48v GC2 battery design.

“We increased R&D activity during the quarter as we continued to focus on innovation and expanding our product line. In fact, a significant portion of our increased R&D expense was related to new product development, such as our new home energy storage solution and our most energy dense 4.5 Ah battery cell which we introduced in late Q3.

“We have been making production shipments to several OEMs who engaged us as their strategic supply partner earlier this year, which includes Addax, Imperial Outdoors, Chinook RV, Cube Series and Xtreme Outdoors. We anticipate additional orders and new OEM partnerships as the RV market recovers given our marketing initiatives and expanding product line.

“In 2023, the level of orders has been significantly less than we originally anticipated. We believe this is due to the aforementioned slowdown in the RV market. To offset this, we continued to focus on other verticals and channels, such as marine, overland and light electric vehicles, and introducing products for home energy and commercial applications.

“During the quarter, we announced an expanded sales and distribution partnership with Meyer Distributing, a leading national marketer and distributor of automotive and RV specialty products. This expanded relationship reflects the increasing scale of our customer base and product lines that we believe will benefit from Meyer’s marketing and distribution capabilities. We see their professional sales teams and logistics expertise providing us a competitive edge as we look to grow our B2B business while sustaining our high level of customer service.

“In September, our new AURA POWERCAP inverter was featured on the award-winning automotive television program, Motorhead Garage and again earlier this month in an unboxing video on YouTube.

“Our pilot program with REPM is an important first step in introducing our new and innovative solutions for the renewable energy space. Through our collaboration with REPM, we aim to deliver energy storage solutions with leading-edge technology and further our mission of creating a sustainable future. We believe the combination of our Li-ion battery technology with REPM's solar energy expertise will offer affordable, reliable, high-energy, eco-friendly solutions to communities across the U.S. Through REPM, we expect that our first installations of our home energy storage system will begin in the first quarter of 2024.

“Our new partnerships, OEM strategic supply agreements and expanded sales and distribution partnerships have further broadened our market opportunities in new and existing verticals. We are working on engaging additional major OEM partners as we prepare for the launch of new products.”

Q3 2023 Financial Summary

Revenue in the third quarter of 2023 totaled $1.9 million, up 37% from $1.4 million in the same year-ago quarter. The increase was primarily due to expanded relationships with OEMs and integration partners.

Gross profit totaled $473,000 or 25.0% of revenue as compared to $403,000 or 29.1% of revenue in the same year-ago quarter. The decrease in gross profit as a percentage of revenue was due to changes in the company’s product mix that resulted in reduced margins, purchasing of tooling and molds to continue intellectual property development, and additional warehouse capacity.

Selling, general and administrative expenses increased to $2.3 million compared to $1.7 million in the same year-ago quarter. The increase was primarily due to increases of $199,000 in salary and benefits, $330,000 in legal and professional, and $104,000 in research and development.

Net loss totaled $1.8 million or $(0.26) per share, increasing from a net loss of $1.3 million or $(0.19) per share in the same year-ago period. The increase in net loss was primarily the result of increased SG&A expenses.

Cash and cash equivalents totaled $2.9 million at September 30, 2023, compared to $3.6 million at June 30, 2023.

Inventory on hand, combined with pre-paid/in-transit inventory, totaled $4.3 million at September 30, 2023, decrease from $5.1 million at June 30, 2023, and $4.7 million at end of last year.

First Nine Months 2023 Financial Summary

For the first nine months of 2023, revenue totaled $5.1 million, decreasing 11% from $5.7 million in the first nine months of 2022. The decrease was primarily due to the unusually large initial stocking order for one of the company’s resellers in the first half of 2022, as well as the shipment of back orders in the second quarter of 2022 that were fulfilled with inventory purchased with IPO proceeds.

Gross profit totaled $1.4 million or 26.8% of revenue, as compared to $2.0 million or 34.3% of revenue in the same year-ago period. The decrease in gross profit as a percentage of revenue was due to lower sales volume resulting in lower absorption of the company’s fixed facilities costs and labor, changes in its product mix that resulted in reduced margins, discount levels related to specific customer groups, the purchase of tooling and molds, and supplier and shipping costs.

Selling, general and administrative expenses decreased to $6.4 million compared to $6.5 million in the same year-ago period. The decrease in SG&A expenses is primarily due to a decrease in non-cash stock-based compensation of $2.1 million, which was partially offset by a $1.1 million increase in legal and professional services, a $163,000 increase in sales and marketing, and a $163,000 increase in research and development.

Net loss totaled $5.3 million or $(0.77) per share, improving from a net loss of $6.1 million or $(1.03) per share in the same year-ago period. Approximately $282,000 of the net loss in the first nine months of 2023 was due to a one-time settlement recorded in the first quarter.

Capital Structure Summary

The company’s outstanding common stock as of September 30, 2023, totaled 6,910,717 shares. As of September 30, 2023, there were 802,830 warrants, 1,075,000 options issued, and 48,780 restricted stock units which brings the fully diluted shares to 8,837,327 shares of common stock. The public float was approximately 4,918,161 shares as of September 30, 2023.

For additional information, please see the company’s quarterly report on Form 10-Q filed with the SEC.

About Expion360

Expion360 is an industry leader in premium lithium iron phosphate (LiFePO4) batteries and accessories for recreational vehicles and marine applications, with residential and industrial applications under development.

The company’s lithium batteries feature half the weight of standard lead-acid batteries while delivering three times the power and 10 times the number of charging cycles. Expion360 batteries also feature better construction and reliability compared to other Li-ion batteries on the market due to their superior design and quality materials. Specially reinforced, fiberglass-infused, premium ABS and solid mechanical connections help provide top performance and safety. With Expion360 batteries, adventurers can enjoy the most beautiful and remote places on Earth even longer.

The company is headquartered in Redmond, Oregon. Expion360 Li-ion batteries are available today through more than 300 dealers, wholesalers, private-label customers, and OEMs across the country. To learn more about the company, visit expion360.com.

Forward-Looking Statements and Safe Harbor Notice

All statements other than statements of historical facts included in this press release are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). Examples of such forward-looking statements include statements regarding our expectations regarding our business strategies and plans, growth opportunities and competitive position, our expected growth trajectory, the success of our new AURA POWERCAP 600 battery accessory, our expectations regarding expanding the line of our e360 SmartTalk™ Battery, our expectations that we will continue to cooperate with REPM and that, through REPM, we will be able to launch a pilot program for our home energy storage solutions in the first quarter of 2024, our expectations that we will receive additional orders from OEMs and will enter into new OEM partnerships, our expectations that golf cart battery sales will continue to increase, our expectations that we will continue to benefit from Meyer's marketing and distribution capabilities and that their sales teams and logistics expertise will provide us with a competitive edge for growing our B2B business more rapidly while sustaining a high level of customer service and our expectations and those statements that use forward-looking words such as "projected," "expect," "possibility" and "anticipate," or similar expressions. Because forward-looking statements relate to the future, such forward-looking statements involve significant risks, uncertainties, and assumptions that are difficult to predict and many of which are outside our control. Actual results could differ materially from those indicated in the forward-looking statements. Factors that could cause such differences include, among others, the competitive nature of our industry and the pricing pressures that we face, our history of losses and increasing costs, our ability to continue as a going concern, our dependency on the needs and success of our customers and our substantial customer concentration, any inability to successfully manage our growth, the impact of public health epidemics or outbreaks, our ability to expand our sales and distribution channels, our ability to expand into international markets, the limited number of ports through which our raw materials enter the United Sates and our reliance on third parties to store and ship certain inventory, uncertainty in the global economic condition, any government reviews, inquiries, investigations and other actions, changes in the cost and availability of raw materials, our dependency on third-party manufacturers and suppliers and increases in the cost or disruption of supply or shortages in any of our raw materials, battery components or raw materials used in the production of such parts, our dependency on our two warehouse facilities, the risk that lithium-ion battery cells may catch fire or release smoke and flame, potential product liability claims, risks related to litigation, tax, environmental and other legal compliance, any failure to introduce new products and product enhancements and market acceptance of new technologies introduced by our competitors, any failure by us to adequately protect our intellectual property or to defend ourselves against intellectual property infringement claims, quality problems with our products, our ability to raise capital, risks related to our electronic data becoming compromised, our dependency on our senior management team and other key employees, any failure to keep pace with developments in technology and those discussed in our filings with the SEC. Investors should read the risk factors set forth in the Company's previous filings, subsequent filings, and future periodic reports filed with the SEC. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

The Company cautions that forward-looking statements are not historical facts and makes no guarantee of future performance. Forward-looking statements are based on estimates and opinions of management at the time statements are made. The information set forth herein speaks only as of the date hereof. The Company and its management are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statements following the date of this news release, whether as a result of new information, future events or otherwise, except as required by law.

Company Contact:

Brian Schaffner, CEO

Tel (541) 797-6714

Investor Contact:
Ronald Both
CMA Investor Relations
Tel (949) 432-7566
Email contact

Media Contact:
Tim Randall
CMA Media Relations
Tel (949) 432-7572
Email contact

Expion360 Inc.

Statements of Operations (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Sales, net	$1,890,115	$1,383,011	$5,122,415	$5,741,075
Cost of sales	1,417,552	980,141	3,752,006	3,770,025
Gross profit	472,563	402,870	1,370,409	1,971,050
Selling, general and administrative	2,290,955	1,662,005	6,363,514	6,479,954
Loss from operations	(1,818,392)	(1,259,135)	(4,993,105)	(4,508,904)

Other (Income) / Expense
Interest income	(33,048)	(64)	(100,945)	(158)
Interest expense	27,491	34,016	92,067	1,571,848
(Gain) / Loss on sale of property & equipment	—	(13,312)	3,426	(13,312)
Settlement expense	—	—	281,680	—
Other (income) / expense	—	(471)	(394)	(389)
Total other (income) / expense	(5,557)	20,169	275,834	1,557,989
Loss before taxes	(1,812,835)	(1,279,304)	(5,268,939)	(6,066,893)

Franchise taxes / (refund)	1,380	—	1,342	300
Net loss	$(1,814,215)	$(1,279,304)	$(5,270,281)	$(6,067,193)

Net loss per share (basic and diluted)	$(0.26)	$(0.19)	$(0.77)	$(1.03)
Weighted-average number of common shares outstanding	6,910,717	6,802,464	6,878,737	5,913,763

Expion360 Inc.

Balance Sheets

	September 30, 2023 (unaudited)	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$2,910,896	$7,201,244
Accounts receivable, net	473,284	298,035
Inventory	4,158,483	4,530,136
Prepaid/in-transit inventory	102,646	141,611
Prepaid expenses and other current assets	217,550	171,791
Total current assets	7,862,859	12,342,817

Property and equipment	1,348,326	1,394,619
Accumulated depreciation	(378,286)	(250,861)
Property and equipment, net	970,040	1,143,758

Other Assets
Operating leases – right-of-use asset	2,789,160	3,148,455
Deposits	58,896	63,901
Total other assets	2,848,056	3,212,356
Total assets	$11,680,955	$16,698,931

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$437,236	$230,250
Customer deposits	46,248	58
Accrued expenses and other current liabilities	299,793	306,164
Current portion of operating lease liability	506,743	465,055
Current portion of stockholder promissory notes	625,000	500,000
Current portion of long-term debt	50,058	71,426
Total current liabilities	1,965,078	1,572,953

Long-term debt, net of current portion and discount	311,431	439,049
Operating lease liability, net of current portion	2,376,474	2,754,964
Stockholder promissory notes, net of current portion	200,000	325,000
Total liabilities	$4,852,983	$5,091,966

Expion360 Inc.

Balance Sheets – Continued

	September 30, 2023 (unaudited)	December 31, 2022
Stockholders’ equity
Preferred stock, par value $.001; 20,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.001; 200,000,000 shares authorized; 6,910,717 and 6,802,464 issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	6,911	6,802
Additional paid-in capital	25,730,833	25,239,654
Accumulated deficit	(18,909,772)	(13,639,491)
Total stockholders’ equity	6,827,972	11,606,965
Total liabilities and stockholders’ equity	$11,680,955	$16,698,931